Exhibit 10(b)

CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT (the “Agreement”), effective as of February 28, 2006, is by and between Wells Fargo & Company, a Delaware corporation (the “Corporation”), and Richard M. Kovacevich (the “Executive”).

The Corporation and the Executive are parties to a letter agreement, dated March 18, 1991, as amended effective January 1, 1995 (collectively, the “Severance Agreement”), which entitles the Executive to receive certain payments and benefits from the Corporation if his employment is terminated by the Corporation for a reason other than for cause or if his job duties are substantially reduced and he resigns within 90 days thereafter. The Executive requested that the Corporation cancel the Severance Agreement. The parties, therefore, have mutually agreed to cancel the Severance Agreement effective as of the date hereof in accordance with the terms of this Agreement. As a result, as of the date hereof, the only severance payments the Executive will be entitled to receive are those to which he may be entitled under the Corporation’s Salary Continuation Pay Plan (the “Plan”). The Plan provides salary continuation pay to any executive officer or other employee who is discharged under the circumstances stated in the Plan and who does not have another separation agreement with the Corporation. The amount of salary continuation pay under the Plan is based on years of service and job level and includes payment of base salary and continuation of benefits for specified monthly periods.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that effective as of the date hereof the Severance Agreement is hereby canceled in all respects and shall be of no further force and effect, all such rights, obligations and liabilities under the Severance Agreement shall be extinguished, and neither party shall have any rights, obligations or liabilities to the other whatsoever under the Severance Agreement. Nothing in this Agreement, however, is intended to, and shall not, affect or change in any way the Executive’s right to receive salary continuation pay as provided in the Plan. This Agreement is governed by and construed according to the laws of the State of Minnesota (without regard to the laws of conflict of any jurisdiction) as to all matters.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ Richard M. Kovacevich
Executive

WELLS FARGO & COMPANY

By:	/s/ Avid Modjtabai
Avid Modjtabai
Its:	Executive Vice President, Human Resources